                              Management Assertion



For the period from January 1, 2000 to December 31, 2000, NovaStar Mortgage, Inc. has complied in all material respects with the minimum servicing standards set forth in the Mortgage Bankers Association of America's Uniform Single Attestation Program for Mortgage Bankers. As of and for this same period, NovaStar Mortgage, Inc. had in effect a fidelity bond in the amount of $2,000,000 and an errors and omissions policy in the amount of $1,000,000.


Chris S. Miller
Senior Vice-President/Servicing Manger



February 9, 2001